Exhibit 2.3
Execution Copy
AMENDMENT TO
THE AGREEMENT AND PLAN OF MERGER
AND THE SPIN OFF AGREEMENT
     THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND THE SPIN OFF AGREEMENT, dated as of July 30, 2008 (this “Amendment”), is made by and among Booz Allen Hamilton Inc., a Delaware corporation (the “Company”), Explorer Holding Corporation, a Delaware corporation (“Buyer Parent”), Explorer Investor Corporation, a Delaware corporation wholly owned by Buyer Parent (“Buyer”), Explorer Merger Sub Corporation, a Delaware corporation wholly owned by Buyer (“Merger Sub”), Booz & Company Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Newco LLC”), Booz & Company Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Newco”), Booz & Company Intermediate I Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Newco 2”), and Booz & Company Intermediate II Inc., a Delaware corporation and a wholly owned subsidiary of Newco 2 (“Newco 3” and together with the Company, Buyer Parent, Buyer, Merger Sub, Newco LLC, Newco and Newco 2, each, a “Party” and together, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
     WHEREAS, the Company, Buyer Parent, Buyer, Merger Sub and Newco are parties to that certain Agreement and Plan of Merger, dated as of May 15, 2008 (the “Merger Agreement”), and the Company, Newco, Newco LLC, Newco 2 and Newco 3 are parties to that certain Spin Off Agreement, dated as of May 15, 2008 (the “Spin Off Agreement”);
     WHEREAS, the parties to the Merger Agreement desire to amend the terms and conditions of the Merger Agreement and the parties to the Spin Off Agreement desire to amend the terms and conditions of the Spin Off Agreement, each as set forth herein;
     WHEREAS, the boards of directors of each of Merger Sub and the Company have approved this amendment to the Merger Agreement in accordance with Section 251(d) of the Delaware General Corporation Law; and
     WHEREAS, Section 7.01 of the Spin Off Agreement requires the prior written consent of Buyer Parent to any amendment of the Spin Off Agreement.
     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows (which agreement includes Buyer Parent’s consent to the following amendments to the Spin Off Agreement):

U.S. Government Subsidiaries
     1. The first recital of the Spin Off Agreement is hereby amended to delete references to Booz Allen & Hamilton Uruguay Sociedad Civil, a company organized in Uruguay, PAR Technology de Venezuela, S.R.L., a company organized in Venezuela, Applied Research de Venezuela, S.R.L., a company organized in Venezuela, and Business Operations Research de Venezuela S.R.L., a company organized in Venezuela. Accordingly the definition of “U.S. Government Subsidiaries” is amended in the Spin Off Agreement so as to exclude therefrom Booz Allen & Hamilton Uruguay Sociedad Civil, PAR Technology de Venezuela, S.R.L., Applied Research de Venezuela, S.R.L., and Business Operations Research de Venezuela S.R.L.
     2. The first recital of the Merger Agreement is hereby amended to delete references to PAR Technology de Venezuela, S.R.L., a company organized in Venezuela, Applied Research de Venezuela, S.R.L., a company organized in Venezuela, and Business Operations Research de Venezuela S.R.L., a company organized in Venezuela. Accordingly the definition of “U.S. Government Subsidiaries” in the Merger Agreement is amended so as to exclude therefrom PAR Technology de Venezuela, S.R.L., Applied Research de Venezuela, S.R.L., and Business Operations Research de Venezuela S.R.L.
Capitalization
     3. The second sentence of Section 4.5(a) of the Merger Agreement is hereby deleted and the following text is inserted in its place:
As of the date hereof, (i) 1,318,192 Company Common Shares, 409,614 Company Class A Non-Voting Common Shares, 878,272 Company Class B Common Shares and 37,320 Company Class B Non-Voting Common Shares were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable and (ii) no Company Common Shares, no Company Class A Non-Voting Common Shares, no Company Class B Common Shares and no Company Class B Non-Voting Common Shares were held by the Company in treasury.
     4. The second sentence of Section 2.03(a) of the Spin Off Agreement is hereby deleted and the following text is inserted in its place:
The purchase price for the Sale shall be 2,780,798 shares of Newco Common Stock, 2,780,798 shares of Newco Non-Voting Common Stock, and 1,000 shares of Series A Non-Voting Preferred Stock to be transferred to the Company by Newco 3 (the “Purchase Price”).
Shareholder Litigation
     5. The Parties hereby agree that, for purposes of Article 9 of the Merger Agreement, the specific legal claims by: (i) Joseph Nemec set forth in the complaint filed against Ralph W. Shrader, C.G. Appleby, Gary D. Ahlquist, Shumeet Banerji, Peter Bertone, Martin J.

Bollinger, Christian Burger, Francis J. Henry, Lloyd W. Howell, Jr., William C. Jackson, Christopher M. Kelly, Pamela M. Lentz, Joseph W. Mahaffee, John D. Mayer, Helmut Meier, Patrick F. Peck, Joe Saddi, Eric A. Spiegel, Steven B. Wheeler and the Company, filed with the Court of Chancery of the State of Delaware on July 3, 2008 (the “Nemec Claims”) and (ii) Paul Kocourek set forth in the draft complaint against the Company attached to the letter, dated July 25, 2008, from Wayne N. Outten to Everett C. Johnson, Jr. (the “Kocourek Claims”), and in each case any potential Losses arising therefrom, do not represent a failure of any closing condition to be satisfied.
     6. The Parties hereby agree that, as of the Effective Time, the Nemec Claims and Kocourek Claims shall be claims asserted against the Buyer Indemnified Parties by a Third Party as contemplated by Article 11 of the Merger Agreement, and that this Amendment shall serve as a Claim Notice for the Nemec Claims and the Kocourek Claims. The Seller Representative hereby acknowledges in writing its obligation (solely through the Indemnification Escrow Funds and as an offset against the Deferred Obligation Amount) to indemnify the Buyer Indemnified Parties for Losses and the costs and expenses arising from or related to (i) the Nemec Claims, (ii) the Kocourek Claims or (iii) any other current or former holders of Equity Interests, including, without limitation, shadow stock interests, in the Company alleging they are entitled to amounts in respect of such Equity Interests that are greater than the aggregate amount paid to such current or former holder (together with the Nemec Claims and Kocourek Claims, the “Shareholders Claims”), in each case, including the defense thereof.
     7. Section 1.62 of the Spin Off Agreement is hereby amended to replace clause (b) thereof with the following:
(b) all Losses (as defined in the Merger Agreement) arising out of the Shareholders Claims (as defined in the Amendment to the Agreement and Plan of Merger and the Spin Off Agreement, dated July 30, 2008); provided, however, that no such Losses arising out of the Shareholders Claims shall constitute Excluded Liabilities as a result of this clause (b) to the extent so treating such Losses would result in Buyer Parent, Buyer, Merger Sub or the Company bearing or otherwise incurring such Losses in an amount in excess of amounts (x) for which any Buyer Indemnified Party has been or will be indemnified or protected by payment out of the Working Capital Escrow Account or the Indemnification Escrow Funds or by inclusion in the Settled Claims Amount (each as defined in the Merger Agreement) as a satisfied claim or (y) except to the extent Buyer failed to receive the full amount of the aggregate consideration adjustments to which it was entitled under Section 3.7 of the Merger Agreement, reflected in the calculation of the Final Working Capital Adjustment (as defined in the Merger Agreement);
SPV

     8. Section 1.05 of the Spin Off Agreement is hereby amended to insert the following sentence at the end thereof:
For the avoidance of doubt, and notwithstanding anything to the contrary herein, the SPV shall not be considered an Affiliate of Newco, Newco LLC, Newco 2 or Newco 3.
     9. Section 1.17 of the Spin Off Agreement is hereby amended to insert “, SPV” after the first use of the word “Newco” and to insert “and its Affiliates” at the end thereof.
     10. The fourth sentence of Section 2.05(c) of the Spin Off Agreement is hereby amended to delete the words “at all times” after the words “there to be”.
     11. The fifth sentence of Section 4.10(a) of the Spin Off Agreement is hereby amended to insert “(and, in the case of the Branding Agreement, the SPV)” after the word “Newco”.
     12. The last sentence of Section 4.10(a) of the Spin Off Agreement is hereby amended to insert “(and, in the case of the Branding Agreement, the SPV)” after the words “either Party”.
Guarantees; Letters of Credit
     13. Section 4.08 of the Spin Off Agreement is hereby amended to insert the following sentence at the end thereof:
In addition to the indemnification set forth in this Section 4.08, the Company shall as promptly as practical after the Closing replace or cause to be terminated any Other Business Guarantees that were cash collateralized by Newco at or prior to the Closing to permit such cash collateral to be returned to Newco without any further liabilities or obligations on the part of Newco or any Other Subsidiary thereunder.
     14. For the avoidance of doubt, the parties to the Merger Agreement hereby acknowledge and agree that the cash collateral referred to in paragraph 13 above shall not be included in the calculation of Restricted Cash for purposes of the Merger Agreement.
Amendment to Recharge Agreements
     15. The last sentence of Section 6.9 of the Merger Agreement is hereby amended to delete “amend” and insert “take such actions with regard to” in its place.
German Pension Plan Matters
     16. Section 4.13 of the Spin Off Agreement is hereby amended to insert the following text at the end thereof:

; provided further that Booz Allen Hamilton GmbH (Germany) shall be entitled to invest the $50,000,000 described in clause (i) in one or more short term investment accounts (that would not be considered a manner appropriate under German law to fund the liabilities of the defined pension plans of Booz Allen Hamilton GmbH (Germany)) for up to ninety (90) days after the Closing but shall not during such period use such funds for any purpose other than funding the liabilities of the defined benefit pension plans of Booz Allen Hamilton GmbH (Germany) and, prior to or upon the expiration of such ninety (90) day period, such funds shall be set aside in accordance with clause (i) of this Section 4.13.
Aggregate Consideration Adjustments
     17. Notwithstanding anything to the contrary in the Merger Agreement or the Spin Off Agreement, or in any certificates or notices delivered between the parties prior to the date hereof, the parties agree to the following:
     (a) The Estimated Closing Date Indebtedness is $245,000,000;
     (b) The Estimated Working Capital Adjustment is $-45,319,049.13;
     (c) The Estimated Restricted Cash Shortfall is $97,483,321.59;
     (d) The Estimated Pre-Closing Taxes is $18,616,609.97;
     (e) The Estimated NAV Transfer Amount is $14,612,000;
     (f) $6,118,414 of the Indemnification Available Excluded Deductions will be used to reduce the Undisputed PLR Amount pursuant to Section 3.9 of the Merger Agreement such that the Undisputed PLR Amount is $18,206,997; and
     (g) Subject to the proviso in Section 3.3(a) of the Merger Agreement, the Full Cash Amount is $763.47.
     18. Section 3.7(a) of the Merger Agreement is hereby amended to delete the following text:
and shall include a copy of the Valuation Opinion referred to in Section 10.6,
     19. The first sentence of Section 3.7(b) of the Merger Agreement is hereby deleted and the following text is inserted in its place:
Within one hundred eighty (180) days following the Closing, the Surviving Corporation shall prepare and deliver to the Seller Representative a statement setting forth the Surviving

Corporation’s calculation of (i) the Closing Date Indebtedness, (ii) the Restricted Cash Shortfall and (iii) the Pre-Closing Taxes.
     20. The last sentence of Section 3.7(b) of the Merger Agreement is hereby deleted and the following text is inserted in its place:
During such one hundred eighty (180)-day period, Seller Representative shall provide the Surviving Corporation reasonable access to the Seller Representative’s personnel, auditors, properties, and records relevant to the calculation of the Closing Date Indebtedness and the Restricted Cash Shortfall (subject to the execution of customary work paper access letters if requested).
     21. The first sentence of Section 3.7(c) of the Merger Agreement is hereby deleted and the following text is inserted in its place:
Within one hundred eighty (180) days following the Closing, Surviving Corporation shall prepare and deliver to Seller Representative a statement setting forth the Surviving Corporation’s calculation of the Working Capital Adjustment.
     22. Section 2.03(c) of the Spin Off Agreement is hereby deleted and the following text is inserted in its place:
Within 180 calendar days following the Closing, Newco shall prepare and deliver to the Company a statement (the “Newco Statement”) setting forth Newco’s calculation of the NAV Transfer Amount. During such 180-day period, the Company shall provide Newco reasonable access to the Company’s personnel, auditors, properties and records relevant to the calculation of the NAV Transfer Amount (subject to the execution of customary work paper access letters if requested).
Registration with the Directorate of Defense Trade Controls
     23. The last sentence of Section 4.11(a) of the Spin Off Agreement is hereby deleted in its entirety.
Newco Share Certificates
     24. Clause (ii) of Section 2.1(b) of the Merger Agreement is hereby deleted and the following text is inserted in its place:
(ii) issuing in book-entry format for the benefit of the Company Stockholders as of the record date established for the Spin Off by the Board of Directors of the Company, which date shall be prior to the Exchange Date (the “Record Date”), that number of Newco Shares to be distributed in the Spin Off

     25. Clause (iii) of the first sentence of Section 3.4(a) of the Merger Agreement is hereby deleted in its entirety.
     26. Section 3.5(a) of the Merger Agreement is hereby deleted in its entirety and the following text is inserted in its place:
(a) [Intentionally Omitted]
Capitalization of Buyer Entities
     27. Prior to the Effective Time, (i) Merger Sub will repurchase and retire 900 shares of common stock of Merger Sub from Buyer at a price no greater than the issuance price thereof so that, as of the Effective Time, one hundred (100) shares of Merger Sub shall be issued and outstanding, (ii) Guarantor shall contribute 1,000 shares of Buyer Parent to Explorer Coinvest LLC, a Delaware limited liability company and an affiliate of Guarantor (“Coinvest”), and (iii) Coinvest shall issue up to ten percent (10%) of its membership interests to certain non-affiliates of Guarantor. The parties to the Merger Agreement hereby agree that the actions described in the preceding sentence shall not represent a violation of the representations and warranties set forth in Section 5.6 of the Merger Agreement or a failure of any closing condition set forth in Article 9 of the Merger Agreement to be satisfied.
Valuation of Newco
     28. The parties to the Merger Agreement hereby acknowledge and agree that the valuation for Newco assumed by the Company in its calculation of the Estimated Pre-Closing Taxes delivered to Buyer Parent, Buyer and Merger Sub on July 17, 2008 (the “Newco Valuation”) was $95 million. Nothing contained in this paragraph or paragraph 29 hereof shall be considered a waiver by Buyer Parent, Buyer or Merger Sub of any of their rights to challenge or object to the Newco Valuation or any aspect of the Valuation Opinion.
     29. The Company hereby represents and warrants to Buyer Parent, Buyer and Merger Sub that valuation range for Newco set forth in the Valuation Opinion was $74,700,000 to $98,300,000.
Shared Facilities
     30. Schedule 2.02(b)(iii) of the Spin Off Agreement is hereby amended to insert the following text at the end of Section III thereof:
Moscow, Russia:
License of a portion of Office 28, Building 1, Entrance 3 House 7/5, Bol’shaya Dmitrovka Street, Moscow, Russia from Booz Allen Hamilton Inc. to Newco
San Francisco, CA:

License of a portion of 101 California Street, San Francisco, CA from Booz Allen Hamilton Inc. to Newco
Landlord Consent to License for a portion of 101 California Street, San Francisco, CA
     31. The section entitled “License Details” on Schedule 2.02(b)(iii) of the Spin Off Agreement is hereby amended to delete the text “San Francisco plan to sublet entire 33rd floor if deal and costs allow; Newco vacate; Govco consolidate on 32nd floor” from the note under the table and to insert in its place the following text:
The parties will share the cost and expense of the San Francisco space in the same percentages (53% for Newco and 47% for Govco) which were in effect on June 30, 2008. Newco will license 11,430 square feet for a term commencing August 1, 2008 and expiring on the expiration date of the lease unless the parties agree to an earlier date. If Newco determines that it is economically feasible to move to a different building, Newco’s obligations to pay its percentage of the cost and expense of the San Francisco lease will continue at the above ratio. If Newco moves and the licensed space is sublet, then Newco and Govco will share in the costs and expenses and will share in the profits in connection with subleasing the space. If Newco moves and the Landlord recaptures the space licensed to Newco or if Govco moves into the space licensed to Newco, then Newco’s obligations will be adjusted accordingly. The parties acknowledge that licensing and subletting is contingent upon the Landlord’s approval and that pursuant to the San Francisco lease the Landlord has the right to recapture the space offered for license or sublease.
Employee Benefits
     32. Schedule 4.11(k) of the Merger Agreement is hereby amended to delete the following text:
Norway – US government employees currently employed by BAH AS (Norway) and entitled to benefits under local Norwegian plans.
o	Sammons, Lloyd

o	Lin, Chien Chun (Jimmy)

o	Erickson, Sarah Taylor

Tax Matters
     33. The parties to the Merger Agreement wish to clarify certain aspects of and issues relevant to the definition of “Pre-Closing Taxes” in Article 1 of the Merger Agreement and the determination thereof:
     (a) Except as described in subparagraph (b) below, all Employment and Withholding Taxes (i) related to, arising out of or in connection with any payments to any Sellers pursuant to the Merger Agreement made in their capacity as Sellers and with respect to their Equity Interests in the Company or (ii) related to, arising out of or in connection with the exercise of any Company Stock Rights after the date of the Merger Agreement and prior to the Effective Time, including those related to, arising out of or in connection with the Acceleration and the Exchanges, shall be treated as Pre-Closing Taxes and, to the extent deductible, as Excluded Deductions.
     (b) For purposes of Section 3.7 of the Merger Agreement, any Employment and Withholding Taxes actually deducted pursuant to Section 3.4(g) of the Merger Agreement from the amounts otherwise payable to any Person will, to the extent so deducted, be excluded from the computation of Pre-Closing Taxes.
     (c) In determining Pre-Closing Taxes, the rules and regulations relating to foreign tax credits for U.S. federal and applicable state and local income tax purposes should be applied as if the Excluded Deductions, other than the Indemnification Available Excluded Deductions, were not deductible for U.S. federal, or other applicable state or local, income tax purposes.
     (d) In determining Pre-Closing Taxes, the Company and its subsidiaries will be deemed to have paid an amount of foreign taxes in respect of pre-Closing periods that yields $4 million, in the aggregate, of foreign tax credits for U.S. federal and applicable state and local income tax purposes and no other foreign tax credits shall be taken into account.
     (e) For the avoidance of doubt, non-U.S. capital gains taxes arising from the Other Businesses, including Chilean and Danish non-resident capital gains taxes, will be treated as non-U.S. Income Taxes that are Assumed Liabilities under the Spin Off Agreement and consequently not as Pre-Closing Taxes.
     34. For the avoidance of doubt, all Employment and Withholding Taxes described in paragraph 33(a) hereof shall be treated as an Excluded Liability under the Spin Off Agreement.
     35. The Parties hereby confirm that in the determination of Employment and Withholding Taxes for purposes of determining amounts required to be withheld in connection with the transactions contemplated by the Merger Agreement and the Spin Off Agreement, (i) the fair market value of each Company Class A Share received in the Acceleration and (ii) the fair market value of the Buyer Parent Restricted Stock received in the Merger or the Exchanges with respect to Company Stock Rights with an exercise date in 2008 shall include the full per share amount of the Escrow Amount and the face amount of the Deferred Payment Obligation payable per share. The Parties further confirm that for all subsequent tax reporting purposes, (i) the fair market value of each Company Class A Share received in the Acceleration and (ii) the fair market value of the Buyer Parent Restricted Stock received in the Merger or the Exchanges with respect to Company Stock Rights with an exercise date in 2008 shall include the full per share amount of the Escrow Amount and the face amount of the Deferred Payment Obligation payable per share, provided that, in the event a claim on the Escrow Amount or for a holdback from the Deferred Payment Obligation has been made prior to the time of such determination, the Company shall reasonably determine the amount of any adjustment that should be made to the value of the Escrow Amount or the Deferred Payment Obligation as a result of such claim; and provided, further, that the Company agrees to consult with Newco in good faith prior to making any such determination. Notwithstanding the foregoing, in determining non-U.S. Employment and Withholding Taxes and for non-U.S. tax reporting purposes, this paragraph shall not require that the fair market value of Company Class A Shares or the Buyer Parent Restricted Stock include the Escrow Amount or the Deferred Payment Obligation to the extent that under the applicable law of the pertinent non-U.S. jurisdiction, the Escrow Amount or Deferred Payment Obligation is not required to be so included. The Company shall inform Buyer prior to taking the position with respect to any jurisdiction that the preceding sentence is applicable and shall provide Buyer with a description of the position it intends to take in such jurisdiction and of the basis for its conclusions regarding the legal requirements of such jurisdiction.
Miscellaneous
     36. Captions. The captions appearing in this Amendment are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Amendment or any of the provisions hereof.
     37. Counterparts; Effectiveness. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. This Amendment shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Amendment shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any facsimile copies hereof or signature thereon shall, for all purposes, be deemed originals.
     38. Effect on Merger Agreement and Spin Off Agreement.
          (a) This Amendment shall be construed in connection with and as part of the Merger Agreement and the Spin Off Agreement, as applicable, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Merger Agreement and the Spin Off Agreement are hereby ratified and shall be and remain in full force and effect.
          (b) Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Merger Agreement and the Spin Off Agreement without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.
     39. Governing Law; Jurisdiction.
          (a) This Amendment and all matters arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, whether common law or statutory, without reference to the choice of law provisions thereof that would cause the application of the law of another jurisdiction.
          (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Amendment or the transactions contemplated hereby, shall be in any state or federal court in Wilmington, Delaware, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any Action arising out of or related to this Amendment. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Amendment or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.
          (c) THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AMENDMENT.
[Signatures follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BOOZ ALLEN HAMILTON INC.
By:	/s/ CG Appleby
	Name:	CG Appleby
Title: Senior Vice President, Secretary and General Counsel

EXPLORER HOLDING CORPORATION
By:	/s/ Ian Fujiyama
	Name:	Ian Fujiyama
	Title:	Vice President

EXPLORER INVESTOR CORPORATION
By:	/s/ Ian Fujiyama
	Name:	Ian Fujiyama
	Title:	Vice President

EXPLORER MERGER SUB CORPORATION
By:	/s/ Ian Fujiyama
	Name:	Ian Fujiyama
	Title:	Vice President

BOOZ & COMPANY INC.
By:	/s/ S. Anthony Bianco
	Name:	S. Anthony Bianco
	Title:	Vice President, Secretary and General Counsel

BOOZ & COMPANY HOLDINGS, LLC By BOOZ ALLEN HAMILTON INC., its Sole Member
By:	/s/ CG Appleby
	Name:	CG Appleby
Title: Senior Vice President, Secretary and General Counsel

BOOZ & COMPANY INTERMEDIATE I INC.
By:	/s/ S. Anthony Bianco
	Name:	S. Anthony Bianco
Title: Vice President, Secretary and General Counsel

BOOZ & COMPANY INTERMEDIATE II INC.
By:	/s/ S. Anthony Bianco
	Name:	S. Anthony Bianco
Title: Vice President, Secretary and General Counsel